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                                                                       EXHIBIT L

                               PURCHASE AGREEMENT

           Warburg, Pincus European Equity Fund, Inc. (the "Fund"), a corporation organized under the laws of the State of Maryland, and Credit Suisse Asset Management Limited ("Credit Suisse") hereby agree as follows:

           1. The Fund offers Credit Suisse and Credit Suisse hereby purchases 10,000 shares of common stock of the Fund, which shall be designated Institutional Shares, having a par value $.001 per share (the "Shares"), at a price of $10.00 per Share (the "Initial Shares"). Credit Suisse hereby acknowledges receipt of a certificate representing the Initial Shares and the Fund hereby acknowledges receipt from Credit Suisse of $100,000.00 in full payment for the Initial Shares.

           2. Credit Suisse represents and warrants to the Fund that the Initial Shares are being acquired for investment purposes and not for the purpose of distributing them.

           3. Credit Suisse agrees that if any holder of the Initial Shares redeems such Shares in the Fund before five years after the date upon which the Fund commences its investment activities, the redemption proceeds will be reduced by the amount of unamortized organizational expenses, in the same proportion as the Initial Shares being redeemed bears to the Initial Shares outstanding at the time of redemption. The parties hereby

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acknowledge that any Shares acquired by Credit Suisse other than the Initial
Shares have not been acquired to fulfill the requirements of Section 14 of the Investment Company Act of 1940, as amended, and, if redeemed, their redemption proceeds will not be subject to reduction based on the unamortized organizational expenses of the Fund.

           IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the ____ day of ________________, 1998.

                                            WARBURG, PINCUS EUROPEAN EQUITY
                                            FUND, INC.


                                            By:
                                               --------------------------------
                                            Name:

                                            Title:

ATTEST:




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                                            CREDIT SUISSE ASSET MANAGEMENT
                                            LIMITED


                                            By:
                                               --------------------------------

                                            Name:

                                            Title:

ATTEST:




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